CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Announces Acquisition of 54 Properties and

Procurement of Robust $357 Million Acquisitions Pipeline

New York, New York, August 20, 2012 ˗ American Realty Capital Trust III, Inc. (“ARCT III” or the “Company”) announced today that, from July 1, 2012 to date, it closed the acquisition of 54 single-tenant, freestanding properties with approximately 3.1 million leasable square feet located in 21 states, at an aggregate purchase price of $217.2 million (exclusive of closing costs). These acquisitions increased tenant diversity in the Company’s overall portfolio to 23 distinct tenants by adding six new tenants including Bojangles’ restaurants, O’Reilly Auto Parts, Scotts Company, West Marine, Williams-Sonoma and Bed Bath & Beyond. The acquisitions increased the portfolio’s size, at cost, to $734.9 million, comprised of 235 properties. The acquisitions were funded with cash available from the Company’s ongoing public offering.

The Company’s most recent acquisitions include one Williams-Sonoma distribution facility located in Olive Branch, Mississippi, for a contract purchase price of $52.4 million, exclusive of closing costs and one Bed Bath & Beyond distribution facility located in Stockton, CA, for a contract purchase price of $63.0 million, exclusive of closing costs.

The Williams-Sonoma distribution facility contains 1,106,876 rentable square feet and is 100% leased to Williams-Sonoma Retail Services, Inc., which is a wholly-owned subsidiary of Williams-Sonoma, Inc. (NYSE: WSM), the guarantor of the lease. The lease has an original lease term of 22 years, which commenced in August 2000 and expires in January 2023. The Bed Bath & Beyond distribution facility contains 1,035,840 rentable square feet and is 100% leased to Bed Bath & Beyond, Inc. (NASDAQ: BBBY). The lease has an original lease term of 12 years, which commenced in July 2012 and expires in July 2024.

“We are particularly pleased to have acquired these properties,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT III. Mr. Schorsch also added, “These acquisitions add significant current income derived from rents paid by 16 credit national corporate tenants and further demonstrate our focus on making purchases that are indicative of the ample buying opportunities that are available to us as we close our offering and enter our operational phase.”

ARCT III also announced today that its portfolio pipeline includes approximately $357 million of acquisitions under contract. Edward M. Weil, Jr., President of the Company, commented, “Our robust pipeline demonstrates our commitment to remain consistent with our strategy of acquiring diverse, long duration, strong credit, durable assets with no vacancies.” Mr. Weil continued, “These acquisitions demonstrate that we are taking advantage of the current buying environment.”

The table below provides a summary of the 54 properties acquired from July 1, 2012 to date and, for each tenant, includes the properties’ location, average lease term remaining at acquisition, contractual purchase price, rentable square footage, GAAP net operating income, average capitalization rate, and indicates whether the tenant or guarantor is investment grade:

Tenant	Number of Properties	States	Average Lease Term Remaining at Acquisition (Years)	Contract Purchase Price (millions)	Rentable Square Footage	Annual GAAP Net Operating Income (millions)	Average Capitaliz-ation Rate	Investment Grade? (Y/N)
Advance Auto	4	NC, OH, OK and TX	11.7	$5.9	26,914	$0.5	7.6%	Y
Bed Bath & Beyond	1	CA	12.0	$63.0	1,035,840	$4.7	7.5%	Y
Bojangles’	9	GA, NC and SC	12.8	$15.7	33,111	$1.3	8.0%	N
CVS	1	PA	25.5	$1.5	8,193	$0.1	7.7%	Y
Dollar General	21	AL, NC, AR, LA, MI, MN, MO, MS, OH, TN and TX	14.7	$22.0	193,598	$1.8	8.3%	Y
Family Dollar	5	MS, NM, OK and TX	9.7	$4.6	40,038	$0.4	9.0%	Y
FedEx	1	TN	10.1	$5.3	74,707	$0.4	7.8%	Y (1)
Fresenius	3	IL	11.4	$8.1	24,096	$0.7	8.3%	N
Government Services Administration	1	AZ	14.0	$3.5	21,000	$0.3	7.4%	Y
O’Reilly Auto Parts	1	AL	14.8	$0.6	5,084	$0.1	7.9%	Y
Scotts Company	2	OH	10.4	$15.9	459,565	$1.3	7.9%	N
Tractor Supply	1	LA	13.9	$3.1	19,097	$0.3	8.1%	N
Walgreens	2	IN and MI	17.4	$12.4	29,310	$0.9	6.9%	Y
West Marine	1	VA	9.9	$3.2	15,404	$0.3	8.6%	N
Williams-Sonoma	1	MS	10.4	$52.4	1,106,876	$4.1	7.9%	N
Total	54	21	13.3	$217.2	3,092,833	$17.2	8.1%

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(1)	As defined by a major credit rating agency (includes properties leased to Fedex Ground Package Systems, Inc., an unrated wholly owned subsidiary of Fedex Corp. We have attributed the rating of each parent company to its wholly owned subsidiary for purposes of this calculation.)

Important Notice

ARCT III is a publicly registered, non-traded real estate investment program. Additional information about ARCT III can be found on its website at www.arct-3.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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